UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 7, 2007

Commission file number 001-32511

IHS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-3769440 (I.R.S. Employer Identification Number)

15 Inverness Way East

Englewood, CO 80112

(Address of principal executive offices)

(303) 790-0600

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

ITEM 1.01.  Entry into a Material Definitive Agreement

On September 7, 2007, we entered into an amended and restated credit agreement (the “Revolver”) that replaces the credit agreement dated as of January 7, 2005 (see exhibit 10.1 to the second amendment to the Registration Statement on Form S-1 dated March 18, 2005).  The Revolver provides for a $385 million unsecured revolving credit facility that allows us, under certain conditions, to increase the facility to a maximum of $500 million.  The Revolver expires in September 2012.   The Revolver is attached hereto as Exhibit 10.1.

The interest rates for borrowing under the Revolver are based upon our Leverage Ratio, which is the ratio of Consolidated Funded Indebtedness to rolling four quarter Consolidated Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“EBITDA”), as defined in the Revolver.  The rate ranges from the applicable LIBOR plus 50 basis points to 125 basis points or the agent bank’s base rate.  A commitment fee is payable periodically and ranges from 10 to 25 basis points based upon our Leverage Ratio.  The Revolver contains certain financial and other covenants, including limitations on capital lease obligations, maximum Leverage Ratio, and maximum Interest Coverage Ratio, as defined in the Revolver.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10.1  Amended and Restated Credit Agreement dated September 7, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IHS INC.

Date: September 12, 2007	By:	/s/ M. Sean Radcliffe
M. Sean Radcliffe
Vice President and Asst. General Counsel

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